Morgan Stanley Managed Futures
DKR I, LLC

	Financial Statements with
Report of Independent Auditors
     	For the Year ended December 31,
2008 and the Period from August
1, 2007 (commencement of
operations) to December 31, 2007













THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND
FOOTNOTE DISCLOSURE ARE PRESENTED PURSUANT TO REGULATION
S-X.








       MORGAN STANLEY MANAGED FUTURES DKR I LLC
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of Morgan Stanley Managed Futures DKR I, LLC:
We have audited the accompanying statements of financial condition of Morgan Stanley Managed Futures DKR I, LLC (the ?Trading Company?), including the condensed schedules of investments, as of December 31, 2008 and 2007, and the related statements of operations, changes in members? capital, and cash flows for the year ended December 31, 2008, and for the period from August 1, 2007 (commencement of operations) to December 31, 2007. These financial statements are the responsibility of the Trading Company?s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company?s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Managed Futures DKR I, LLC, at December 31, 2008 and 2007, and the results of its operations, changes in members? capital, and cash flows for the year ended December 31, 2008, and for the period from August 1, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

New York, New York
March 30, 2009





        <table>
Morgan Stanley Managed Futures DKR I, LLC
Statements of Financial Condition
                                                                      December 31,
                                                            2008      	           2007
	$	 $

ASSETS

Trading Equity:
	Unrestricted cash	6,725,280	  5,615,283
	Restricted cash	         141,522	           458,096

	     Total cash	      6,866,802	        6,073,379

	Net unrealized gain on open contracts (MS&Co.)	        227,514	       61,099
	Net unrealized gain (loss) on open contracts (MSIP)	                   448	                 (21,903)

          Total net unrealized gain on open contracts	            227,962	            39,196

Options purchased (premiums paid $4,922 and
   $0, respectively)	                  31                             ?

	     Total Trading Equity	7,094,795	6,112,575

Interest receivable (MS&Co.)	          ?        	           16,667

	     Total Assets	       7,094,795	       6,129,242


LIABILITIES AND MEMBERS? CAPITAL

LIABILITIES
Withdrawals payable	325,555	   ?
Accrued incentive fees	           96,485	            1,267
Accrued management fees	11,338	9,929
Accrued administrative fees 	            1,984	             1,738
Interest payable                                                         954                                  ?
Options written (premiums received $2,551
  and $59,818, respectively)				                           31	                    75,542

	     Total Liabilities	        436,347	           88,476

MEMBERS? CAPITAL
Managing Member	         ?  		    3,728,997
Non-Managing Members	      6,658,448	     2,311,769

	Total Members? Capital	      6,658,448	    6,040,766

	Total Liabilities and Members? Capital	         7,094,795	    6,129,242


The accompanying notes are an integral part of these financial statements.

       <table>
Morgan Stanley Managed Futures DKR I, LLC
Statements of Operations

                                                                     For the Period from
                                  August 1, 2007
	                                                                      (commencement of
	                        For the Year Ended            operations) to
                                     December 31, 2008        December 30, 2007
                                                            $                                       $

INVESTMENT INCOME
	Interest income (MS&Co.)		        70,714	                            84,799


EXPENSES
	Incentive fees	                             249,326                             1,267
	Management fees	113,520	       	       46,518
	Brokerage, clearing and transaction fees 	               44,474	       	       11,171
	Administrative fees	            19,866	                             8,141

		   Total Expenses	           427,186	                           67,097

NET INVESTMENT LOSS 	        (356,472)	                          17,702

TRADING RESULTS
Trading profit:
	Realized	1,189,287                	          32,483
	Net change in unrealized 	                       202,119              	            23,472

		   Total Trading Results	                    1,391,406	                          55,955

NET INCOME	      1,034,934               	           73,657


NET INCOME ALLOCATION
Managing Member	276,240    	                     43,997
Non-Managing Members	758,694	               	  29,660










The accompanying notes are an integral part of these financial statements.


       <table>
Morgan Stanley Managed Futures DKR I, LLC
Statements of Changes in Members? Capital
For the Year Ended December 31, 2008 and for the Period
From August 1, 2007 (commencement of operations) to December 31, 2007


	        Managing	                  Non-Managing
	       Member       	          Members  	        Total
                               $                                    $                            $

Members? Capital,
	Initial Contribution,
	August 1, 2007	             4,110,000	908,292	    5,018,292

Capital Contributions                                                  ?    		1,373,817		    1,373,817

Net Income	       43,997	            29,660                   73,657

Capital Withdrawals	     (425,000)	                     ?	 	               (425,000)

Members? Capital,
	December 31, 2007	                                      3,728,997	2,311,769	    6,040,766

Capital Contributions                                                  ?    		4,295,306		    4,295,306

Net Income	                                                          276,240	758,694	    1,034,934

Capital Withdrawals                                 	        (4,005,237)  	                   (707,321)	            (4,712,558)

Members? Capital,
   December 31, 2008                            ?	 	    6,658,448  	            6,658,448











The accompanying notes are an integral part of these financial statements.





       <table>
Morgan Stanley Managed Futures DKR I, LLC
Statements of Cash Flows
            											    For the Period from
				                                                                                                  August 1, 2007
                        For the             (commencement of
	      Year Ended	          operations) to
                  December 31, 2008      December 31, 2007
                           $		      $
CASH FLOWS FROM OPERATING ACTIVITIES

Net income  	  1,034,934		  	 73,657
Noncash item included in net income:
	Net change in unrealized	       (202,119)		 	(23,472)

(Increase) decrease in operating assets:
	Restricted cash	                                                  316,574		     (458,096)
	Net premiums paid for options purchased                                                         (4,922)		     ?
	Interest receivable (MS&Co.)	      	16,667		(16,667)

Increase (decrease) in operating liabilities:
	Accrued incentive fees 	                           95,218	         1,267
	Accrued management fees	                             1,409		   9,929
	Accrued administrative fees 	                                246		   1,738
     Interest payable                                                                       954                            ?
	Net premiums received for options written	                                                     (57,267)		 	 	 59,818

Net cash provided by (used for) operating activities	                                       1,201,694                     (351,826)


CASH FLOWS FROM FINANCING ACTIVITIES

Initial contributions	                                                     ?		                       5,018,292
Capital contributions                                                   4,295,306	      	1,373,817
Capital withdrawals	                                         (4,387,003)	                   (425,000)

Net cash provided by (used for) financing activities               (91,697)	                   5,967,109

Net increase in unrestricted cash	                      1,109,997	                    5,615,283

Unrestricted cash at beginning of period	                                                         5,615,283		           ?

Unrestricted cash at end of period   	              6,725,280	                   5,615,283






The accompanying notes are an integral part of these financial statements.

       <table>
Morgan Stanley Managed Futures DKR I, LLC
Condensed Schedules of Investments
December 31, 2008 and 2007






Futures and Forward Contracts
       Long
  Unrealized
  Gain/(Loss)

Percentage of
  Members? Capital
    Short
Unrealized
   Gain/(Loss)

 Percentage of
   Members? Capital
    Net
Unrealized
Gain/(Loss)

$
%
   $
%
$

December 31, 2008, Members? Capital: $6,658,448



Commodity
        15,519
        0.23
      23,889
        0.36
       39,408
Equity
          1,000
             0.02
       (9,159)
       (0.14)
       (8,159)
Foreign currency
        21,597
      0.32
     (23,076)
       (0.35)
       (1,479)
Interest rate
      148,202

         2.23
        ?

          ?

   148,202
     Grand Total:
      186,318
         2.80
         (8,346)
       (0.13)
    177,972

     Unrealized Currency Gain





      49,990

     Total Net Unrealized Gain


Fair Value
             $
  Percentage of
Members? Capital
           %



Options purchased on Futures Contracts
            ?
          ?



Options purchased on Forward Contracts
            31
          ?



Options written on Futures Contracts
            ?
          ?



Options written on Forward Contracts
          (31)
          ?






    227,962



   261,544


December 31, 2007, Members? Capital: $6,040,766



Commodity
     106,821
        1.77
        (2,008)
       (0.03)
  104,813
Equity
           ?
          ?
        (2,612)
       (0.04)
      (2,612)
Foreign currency
      (21,946)
       (0.36)
      (36,986)
       (0.62)
    (58,932)
Interest rate
        (6,312)
       (0.11)
        (1,315)
       (0.02)
      (7,627)






     Grand Total:
       78,563
        1.30
      (42,921)
       (0.71)
     35,642

     Unrealized Currency Gain





      3,554

     Total Net Unrealized Gain





    39,196


       Fair Value
                  $
  Percentage of
Members? Capital
           %



Options purchased on Futures Contracts
               ?
                 ?



Options purchased on Forward Contracts
               ?
                 ?



Options written on Futures Contracts
               ?
                 ?



Options written on Forward Contracts
        (75,542)
             (1.25)




The accompanying notes are an integral part of these financial statements.

       Morgan Stanley Managed Futures DKR I, LLC
Notes to Financial Statements

1. Summary of Significant Accounting Policies

Organization ? Morgan Stanley Managed Futures DKR I, LLC (?DKR I, LLC? or the ?Trading Company?)was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the ?Act?), to facilitate investments by Morgan Stanley managed futures funds. The Trading Company commenced operations on August 1, 2007. Demeter Management Corporation (?Demeter?) is the trading manager of the Trading Company. Demeter has retained DKR Fusion Management L.P. (?DKR? or the ?Trading Advisor?) to engage in the speculative trading of domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions and futures contracts transactions, and any rights pertaining thereto (collectively, ?Futures Interests?) on behalf of the Trading Company. Each member (each investor in the Trading Company, a ?Member?) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of DKR, an unaffiliated Trading Advisor to make investment decisions for the Trading Company. As of December 31, 2008, Morgan Stanley Managed Futures LV, L.P. (a Delaware limited partnership) was the Member of the Trading Company.

   The Trading Company may buy or write put and call options through listed exchanges and the over-the-counter market. The buyer of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specific quantity of a specific Futures Interest or underlying asset at a specified price prior to or on a specified expiration date. The writer of an option is exposed to the risk of loss if the market price of a Futures Interest or underlying asset declines (in the case of a put option) or increases (in the case of a call option). The writer of an option can never profit by more than the premium paid by the buyer but can lose an unlimited amount.

   Premiums received/premiums paid from writing/purchasing options are recorded as liabilities/assets on the Statements of Financial Condition and are subsequently adjusted to fair values. The difference between the fair value of the options and the premiums received/premiums paid is treated as an unrealized gain or loss.

   The commodity brokers for the Trading Company are Morgan Stanley & Co. Incorporated (?MS&Co.?) and Morgan Stanley & Co. International plc (?MSIP?). MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts. Morgan Stanley Capital Group Inc. (?MSCG?) acts as the counterparty on all trading of the options on foreign currency forward contracts. MS&Co. and its affiliates act as the custodians of the Trading Company?s assets. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.
       Morgan Stanley Managed Futures DKR I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

Use of Estimates ? The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (?GAAP?), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Revenue Recognition ? Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as a net unrealized gain or loss on open contracts. The resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. The fair value of exchange-traded futures, options and forwards contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input, the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. Monthly, MS&Co. credits the Trading Company with interest income on 100% of its average daily funds held at MS&Co. Assets deposited with MS&Co. as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. pays or charges other customers on such assets deposited as margin. Assets not deposited as margin with MS&Co. will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. For purposes of such interest payments, Net Assets do not include monies owed to the Trading Company on Futures Interests.

   The Trading Company?s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S.


       Morgan Stanley Managed Futures DKR I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

Revenue Recognition (cont?d) ? dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Members? Capital - The Members? Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with GAAP.

Trading Equity ? The Trading Company?s asset ?Trading Equity,? reflected on the Statements of Financial Condition, consists of (a) cash on deposit with MS&Co. and MSIP to be used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are valued at fair value and calculated as the difference between original contract value and fair value; and, if any, (c) options purchased at fair value. Options written at fair value are recorded in ?Liabilities?.

   The Trading Company, in its normal course of business, enters into various contracts with MS&Co. and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MS&Co. and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Trading Company?s Statements of Financial Condition.

   The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of the master netting agreement with MS&Co., as the counterparty on such contracts. The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash ? The Trading Company?s cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company?s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset losses on offset London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.





       Morgan Stanley Managed Futures DKR I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

Brokerage, Clearing and Transaction Fees ? The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

Administrative Fee ? The Trading Company accrues and pays MS&Co. a monthly fee to cover all administrative and operating expenses (the ?Administrative Fee?). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members? Capital of the Trading Company.

Capital Contributions ? Capital contributions by the Members may be made monthly pending Demeter?s approval. Such capital contributions will increase each Member?s pro rata share of the Trading Company?s Members? Capital.

   Demeter initially invested capital directly in the Trading Company. As of March 31, 2008, Demeter has redeemed all seed capital investments in the Trading Company. All seed capital investments by Demeter in the Trading Company participated on the same terms as the investments made by the Members in the Trading Company.

Capital Withdrawals ? Each Member may withdraw all or a portion of its capital as of the last business day of the month. The request for withdrawal must be received in writing by Demeter at least three business days prior to the end of such month. Such capital withdrawals will decrease each Member?s pro rata share of the Trading Company?s Members? Capital. Demeter may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions ? Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Trading Company?s profits.

Income Taxes ? No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company?s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.




       Morgan Stanley Managed Futures DKR I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

Income Taxes (cont?d) ? Management has continued to evaluate the application of Financial Accounting Standards Board (the ?FASB?) Interpretation No. 48, ? Accounting for Uncertainty in Income Taxes ? an interpretation of FASB Statement No. 109? (FIN 48), to the Trading Company, and has determined that FIN 48 does not have a material impact on the Trading Company?s financial statements. The 2007 and 2008 tax years remain subject to examination by federal and most state tax authorities.

Dissolution of the Trading Company ? The Trading Company shall be dissolved upon the first of the following events to occur:
    (1)	The sole determination of Demeter; or
    (2)	The written consent of the Members holding not less than
a majority interest in capital with or without cause; or
(3)	The occurrence of any other event that causes the
dissolution of the limited liability company under the Act.

New Accounting Developments ? In March 2008, the Financial Accounting Standards Board (the ?FASB?) issued Statement of Financial Accounting Standards (?SFAS?) No. 161, ?Disclosures about Derivative Instruments and Hedging Activities? (?SFAS 161?). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand how those instruments and activities are accounted for; how and why they are used; and their effects on a Trading Company?s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Trading Company is currently evaluating the impact of the adoption of SFAS 161.

    In September 2008, the FASB issued FASB Staff Position (?FSP?) Financial Accounting Standards (?FAS?) No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (?FSP FAS No. 133-1 and FIN 45-4?). FSP FAS No. 133-1 and FIN 45-4 is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. The FSP is effective for financial statements issued for reporting periods ending after November 15, 2008. The Trading Company is currently evaluating the impact of adopting FSP FAS No. 133-1 and FIN 45-4.

       Morgan Stanley Managed Futures DKR I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

New Accounting Developments (cont?d) ? In October 2008, the FASB issued FSP FAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (?FSP FAS No. 157-3?). FSP FAS No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for the financial asset is not active. FSP FAS No. 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. The issuance of FSP FAS No. 157-3 did not have a material impact on the Trading Company?s financial statements.

2. Trading Advisor

   Demeter retains DKR to make all trading decisions for the Trading Company.

   Fees paid to DKR by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fee ? The Trading Company pays DKR a monthly management fee based on a percentage of Members? Capital as described in the advisory agreement among the Trading Company, Demeter, and DKR.

Incentive Fee ? The Trading Company pays DKR a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

   New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted. When DKR experiences losses with respect to the Members? Capital as of the end of a calendar quarter, DKR must recover such losses before it is eligible for an incentive fee in the future. Losses are reduced for capital withdrawn from the Trading Company.














       Morgan Stanley Managed Futures DKR I, LLC
Notes to Financial Statements (continued)

3. Financial Instruments

   The Trading Company trades Futures Interests. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

   The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first subsequent day on which the contract could be liquidated. The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.

   The exchange-traded contracts are accounted for on a trade-date basis and fair valued on a daily basis. The off-exchange-traded contracts are fair valued monthly.

   The Trading Company accounts for its derivative investments in accordance with the provisions of SFAS No. 133, ?Accounting for Derivative Instruments and Hedging Activities? (?SFAS No. 133?). SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics:
    (1)	One or more underlying notional amounts or payment
provisions;
    (2)	Requires no initial net investment or a smaller initial
net investment than would be 	required relative to changes in
market factors;
    (3)	Terms require or permit net settlement.
   Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.












       Morgan Stanley Managed Futures DKR I, LLC
Notes to Financial Statements (continued)

3. Financial Instruments (cont?d)
   The net unrealized gains (losses) on open contracts at December 31, reported as a component of ?Trading Equity? on the Statements of Financial Condition, and their longest contract maturities were as follows:

		      Net Unrealized Gains/(Losses)
			             on Open Contracts			        Longest Maturities
				         Off-					      Off-
	 	      Exchange-	    Exchange-			   Exchange-	 Exchange-
Year		        Traded	      Traded                   Total	   Traded	    Traded
2008   		     $233,774             $  (5,812)	      $227,962	   Sep. 2009	    Mar. 2009
2007        	     $110,398	    $(71,202)	      $  39,196	   Sep. 2008	    Mar. 2008

   In September 2006, the FASB issued SFAS No. 157 ("SFAS 157"), "Fair Value Measurements". Fair value is the amount that would be recovered when an asset is sold or an amount paid to transfer a liability, in an ordinary transaction between market participants at the measurement date (exit price). Market price observability is impacted by a number of factors, including the types of investments, the characteristics specific to the investment, and the state of the market price (including the existence and the transparency of transactions between market participants). Investments with readily available actively quoted prices in an ordinary market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

   SFAS 157 requires use of a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 ? unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including quoted prices for similar investments, interest rates, credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company?s own assumptions used in determining the fair value of investments).

     In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment?s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company?s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

Morgan Stanley Managed Futures DKR I, LLC
Notes to Financial Statements (continued)

3. Financial Instruments (cont?d)

    The Trading Company adopted SFAS 157 as of January 1, 2008. The adoption of SFAS 157 did not have a material impact on the Trading Company?s financial statements.

   The following table summarizes the valuation of the Trading
Company?s investments by the above SFAS 157 fair value hierarchy as of December 31, 2008:





Quoted Prices in
   Active Markets for
  Identical Assets
        (Level 1)

  Significant Other
   Observable
       Inputs
     (Level 2)

  Significant
   Unobservable
     Inputs
   (Level 3)





       Total
 Assets
 Net unrealized gain (loss) on open
contracts

                       $233,774

 $(5,812)

  n/a


                        $227,962
  Options purchased
                        ?
$      31
 n/a

                        $         31






 Liabilities





Options written
                         ?
$      31
    n/a

                        $         31


4. Investment Risk
   The Members? investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty risk.

   The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invests make the Members? investments volatile. If DKR incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

   Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although DKR will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

Morgan Stanley Managed Futures DKR I, LLC
Notes to Financial Statements (continued)

4. Investment Risk (cont?d)

        The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because MS&Co., MSIP, and/or MSCG act as the commodity brokers and/or the counterparties with respect to most of the Trading Company?s assets. The Trading Company?s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company?s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the Commodity Futures Trading Commission (the ?CFTC?) and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading
Company?s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. The Trading
Company had assets on deposit with MS&Co. and MSIP, each acting as a commodity broker for the Trading Company?s trading of Futures Interests, totaling $7,100,576 and $6,183,777 at December 31, 2008, and 2007, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. With respect to those off-exchange-traded forward currency options contracts, the Trading Company is at risk to the ability of MSCG, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with each counterparty.
These agreements, which seek to reduce both the Trading Company?s and the counterparties? exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company?s credit risk in the event of MS&Co.?s or MSCG?s bankruptcy or insolvency.





       <table>
Morgan Stanley Managed Futures DKR I, LLC
Notes to Financial Statements (concluded)

5. Financial Highlights


For the Period from


   August 1, 2007


(commencement of

    For the Year Ended
   operations) to

  December 31,  2008
     December 31, 2007

RATIOS TO AVERAGE MEMBERS? CAPITAL: (2)





      Net Investment Income (Loss)
             (5.97)%
       0.54 %  (1)
      Expenses before Incentive Fees
              3.17 %
       2.94 %  (1)
      Expenses after Incentive Fees
              7.04 %
       3.01 %  (1)
      Net Income
            15.56 %
       1.79 %  (1)



TOTAL RETURN BEFORE INCENTIVE FEES
            22.45 %
       1.10 %  (3)
TOTAL RETURN AFTER INCENTIVE FEES
           17.60 %
       1.00 %  (3)



 INCEPTION-TO-DATE RETURN
            18.78 %

 COMPOUND ANNUALIZED RETURN
            12.89 %



             (1)	Ratios have been annualized, with the exception of incentive fees and the net income ratio.
             (2) 	The calculation is based on non-managing Members? allocated income and expenses and average non-
managing Members? Capital.
(3)	Total return has not been annualized and is calculated for the non-managing Members based on the average non-managing Members? Capital.
